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Exhibit 99.1

[LOGO]	NEWS RELEASE
CONTACT: CHARLES J. KESZLER (972) 770-6495 Fax: (972) 770-6471

LONE STAR TECHNOLOGIES ACQUIRES
DELTA TUBULAR PROCESSING

Dallas, TX, May 5, 2003—Lone Star Technologies, Inc. ("Lone Star") (NYSE:LSS) today announced that it has acquired the assets of Delta Tubular Processing ("Delta"), a leading provider of high-quality customized oil country tubular processing services, for $14 million in cash subject to customary post-closing adjustments. The transaction is expected to be accretive to Lone Star's earnings per share and cash flow.

Delta's revenues and cash flows from operating activities for the fiscal year ended December 31, 2002 were $15.7 million and $0.9 million, respectively, and for the fiscal year ended December 31, 2001 were $25.4 million and $4 million, respectively. Lone Star will fund the acquisition of Delta with existing cash, which at March 31, 2003 was $133.9 million.

Delta, located in Houston, Texas, will continue to operate at its current location under the name of Delta Tubular Processing. Lone Star does not expect any management or workforce changes as a result of the acquisition.

Delta currently processes a majority of Lone Star's oilfield production tubing. In addition, Lone Star has entered into a multi-year contract to continue Delta's finishing services for a substantial portion of U. S. Steel's oilfield production tubing.

Rhys J. Best, Chairman, President and Chief Executive Officer of Lone Star, stated, "The addition of Delta to our oilfield portfolio represents yet another successful step in our strategy to provide our customers with the broadest offering of high-quality oilfield tubulars and related products. We believe Delta's high-quality customized pipe and tube processing solutions and unparalleled commitment to customer service will enhance our commercial leadership in the OCTG industry. We welcome Delta's management and employees onto our team."

Lone Star Technologies, Inc is a holding company whose principal operating subsidiaries manufacture and market oilfield casing, tubing, and line pipe, specialty tubing products including finned tubes used in a variety of heat recovery applications, and flat rolled steel and other tubular products and services.

This release contains forward-looking statements based on assumptions that are subject to a wide range of business risks. There is no assurance that the estimates and expectations in this release will be realized. Important factors that could cause actual results to differ materially from the forward-looking statements are described in the periodic filings of Lone Star Technologies, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Lone Star Technologies, Inc. does not undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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LONE STAR TECHNOLOGIES ACQUIRES DELTA TUBULAR PROCESSING